UNITED STATES

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Airgas, Inc.

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On July 8, 2013, Airgas, Inc. distributed to its stockholders its 2013 Annual Report to Stockholders, which includes the following Executive Chairman’s letter.

TO OUR SHAREHOLDERS,

For Airgas, fiscal year 2013 started off with strong promise and ended the same way. In between, our business was buffeted by an unexpected downturn in the U.S. economy and stretched to the limits by the all-hands-on-deck work involved in implementing a new SAP system and other forward-looking, game-changing projects.

As we’ve done so many times before, Airgas associates rose to the occasion and their efforts are reflected in our results. Adjusted earnings per share* increased 6 percent year over year to a record $4.35. Our stock price climbed another 11 percent, topping the $100 mark for the first time in our company history. We bought back $600 million of Airgas shares while remaining within our target leverage range, kept free cash flow at strong levels despite SAP investments, and in June raised our dividend by 20 percent.

Our goal at Airgas is to build a world-class industrial, medical, and specialty gas business which helps our customers succeed in their endeavors. Our system for managing Airgas involves investing in the best people and state-of-the-art plant and equipment in a way which balances results in the near-term with long-term growth and sustainability. We have always endured short-term pain for long-term gain. The success of our system was very obvious in fiscal 2013 when we were able to generate decent earnings growth and strong cash flow and significantly increase our dividend, even though the economic recovery didn’t materialize as we expected. We are confident that our system will continue the three decades of almost uninterrupted growth that has seen Airgas evolve from a $3 million local company to a $5 billion industry leader. And now, with SAP adding to our strong foundation, we will keep building and growing well into the future.

Looking outside our company, I see a favorable manufacturing outlook taking shape in the U.S. driven by increasing automation, the need to rebuild our aging infrastructure, and higher costs and uncertainties in emerging markets. America is making investments to achieve energy independence. And the chemical industry is expected to invest billions in new production and manufacturing facilities in the U.S. over the next decade, with the peak of this wave arriving in the next few years. We also believe that the packaged gas business in the U.S. will continue to consolidate, thus providing good acquisition opportunities for Airgas.

We have the products, services, processes — and most importantly, the people — to support new developments in all these markets.

I can’t speak highly enough about our Airgas associates. They executed our SAP conversion with barely a glitch. They steered our company through a tough economy without sacrificing customer service.

I trust our associates to always speak their minds and keep us on course. Last year, we listened to hundreds of Airgas associates through a high-spot review and made changes based on their honest feedback. When they said that our fast growth was causing some field leaders to cover too much ground — sometimes literally — we remapped our field organization.

I also know I can count on Mike Molinini for candid, clear-eyed, and invaluable direction. In our respective new roles, Mike and I had a great year working together and I know we’re both looking forward to another strong year for Airgas.

Airgas runs on this type of mutual trust and respect — whether working with our fellow Airgas associates, our suppliers, our customers, or our shareholders. In business dealings, customers recognize that not all companies are created equal. The same can be said when it comes to corporate governance. Transparency, risk management, compensation practices, strategy development, and delivering value to shareholders are key differentiators when it comes to assessing whether a public company is a responsible and trustworthy steward of its shareholders’ capital. I believe Airgas serves as an example of just such a company. At our 2013 Annual Meeting, our shareholders will again be presented with a precatory proposal to declassify the Airgas Board of Directors. I urge you to consider that a one-size-fits-all approach to corporate governance misses the mark, and that the Airgas Board stands as a shining example of a responsible and accountable fiduciary to the Company’s shareholders. Given our 26-year track record of tremendous shareholder value creation, and particularly after demonstrating the real value of a classified Board at Airgas in the face of an inadequate hostile bid, I urge our shareholders to reject the proposal to declassify our board.

Every year since I founded this company I believed that the best time at Airgas is now, and I believe that more today than ever. We’re at an inflection point. A lot of the heavy lifting is finished; we’ve tweaked our organizational structure; and we’re poised and positioned for growth. We plan to seize the opportunities that lie ahead, and continue to build on our long track record of delivering outstanding value to our shareholders.

Respectfully submitted,

Peter McCausland

Executive Chairman

July 2013

2013 AIRGAS ANNUAL REPORT

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

AIRGAS, INC. AND SUBSIDIARIES

Reconciliation of Net Earnings to Adjusted Net Earnings and Increase in Adjusted Earnings Per Share

(In thousands, except per share amounts) Years Ended March 31,	2012	2013

Net earnings	$313,374	$340,874

Restructuring and other special charges, after tax	15,567	5,056
Gain on sale of businesses, after tax	—	(5,491)
Costs (benefits) related to unsolicited takeover attempt, after tax	(4,958)	—
Multi-employer pension plan withdrawal charges, after tax	2,740	—
Income tax benefits	(4,924)	—

Adjusted net earnings	$321,799	$340,439

Diluted shares outstanding	78,324	78,307

Adjusted earnings per diluted share	$4.11	$4.35

Increase in adjusted earnings per share		6%

The Company believes that the increase in adjusted earnings per share provides investors meaningful insight into the Company’s earnings performance without the impact of restructuring and other special charges, gain on sale of businesses, costs (benefits) related to Air Products’ unsolicited takeover attempt, multi-employer pension plan withdrawal charges and income tax benefits related to the LLC reorganization and foreign tax liability true-up. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted that the Company’s adjusted earnings per share may be different from adjusted earnings per share provided by other companies.